As filed with the Securities and Exchange Commission on January 9, 2015
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
American Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	27-0855785 (I.R.S. Employer Identification Number)
1400 16th Street
Suite 310
Denver, Colorado 80202
(720) 457-6060
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Daniel C. Campbell
1400 16th Street
Suite 310
Denver, Colorado 80202
(720) 457-6060
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Lucy Stark
Scott A. Berdan
Holland & Hart LLP
555 17th Street, Suite 3200
Denver, Colorado 80202
(303) 295-8000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common units representing limited partner interests	6,892,931	(2)	$127,519,224	$14,818

(1)
Pursuant to Rule 416(a), the securities that may be offered pursuant to this registration statement include any common units that may become issuable as a result of any unit distribution, split, combination or similar transaction.

(2)		The proposed maximum offering price per common unit will be determined from time to time in connection with, and at the time of, the sale by the holder of the securities registered hereunder.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low sale prices for our common units on January 7, 2015, as reported on the New York Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JANUARY 9, 2015
PROSPECTUS
AMERICAN MIDSTREAM PARTNERS, LP
6,892,931 Common Units
Representing Limited Partner Interests
This prospectus relates to 6,892,931 common units representing limited partner interests in American Midstream Partners, LP that may be offered and sold from time to time by the selling unitholders named in this prospectus. These common units were originally sold to the selling unitholders in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, under Section 4(a)(2) thereof that closed on October 13, 2014 and pursuant to which the common units were issued on November 10, 2014. The selling unitholders may sell none, some or all of the common units at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The offering price per common unit will be determined from time to time by the selling unitholders in connection with, and at the time of, the sale by the selling unitholders. We will not receive any proceeds from the sale of common units by the selling unitholders. For a more detailed discussion of the selling unitholders, please read “Selling Unitholders.”
Our common units are traded on the New York Stock Exchange under the symbol “AMID.”
Each time the selling unitholder offers to sell securities under the prospectus, the selling unitholder will to the extent required provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.
Investing in our common units involves a high degree of risk. Limited partnerships are inherently different than corporations. Please read “Risk Factors” referred to on page 6 of this prospectus, and contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is _______________, 2015.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We and the selling unitholders are not making or soliciting an offer of these securities in any state or jurisdiction where an offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of each of those documents.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein or in any prospectus supplement were made solely for the benefit of the parties to such agreement and the third-party beneficiaries named therein, if any, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration process, the selling unitholders may sell up to 6,892,931 common units representing limited partner interests of American Midstream Partners, LP, as described in this prospectus, in one or more offerings.

This prospectus provides you with a general description of us and of the securities that may be offered by the selling unitholders. In connection with certain sales of securities hereunder, a prospectus supplement may accompany this prospectus. The prospectus supplement also may add to, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference in this prospectus, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement, of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part, or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, an accompanying prospectus supplement or any “free writing prospectus” we may authorize to be delivered to you, is accurate as of any date other than the date on the front cover of each of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus, when we use the terms “we,” “us,” “AMID,” or “American Midstream,” we are referring either to American Midstream Partners, LP or to American Midstream Partners, LP and its operating subsidiaries collectively, as the context requires. References in this prospectus to our “general partner” refer to American Midstream GP, LLC, the general partner of American Midstream Partners, LP. References in this prospectus to the “selling unitholders” are to the unitholders named in the table under “Selling Unitholders.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other information with the Securities Exchange Commission, or SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room located at: 100 F Street NE, Washington, D.C. 20549-2521. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Unless specifically listed under “Incorporation by Reference”

below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to effectiveness and on or after the date of this prospectus:

•	Our Annual Report on Form 10-K (File No. 001-35257) for the year ended December 31, 2013, filed with the SEC on March 11, 2014, as amended by our Annual Report on Form 10-K/A filed on May 12, 2014;

•
Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 12, 2014, Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 11, 2014 and Quarterly Report on From 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 10, 2014, as amended by our Quarterly Report on Form 10-Q/A filed on December 23, 2014;

•
Our Current Reports on Form 8-K and 8-K/A filed with the SEC on January 22, 2014, January 22, 2014, January 22, 2014, January 24, 2014, February 4, 2014, February 10, 2014, April 4, 2014, May 27, 2014, June 11, 2014, July 15, 2014, August 6, 2014, August 20, 2014, September 10, 2014, October 15, 2014, and December 23, 2014; and

•
The description of our common units contained in our Registration Statement on Form 8-A (File No. 001-35257) filed on July 26, 2011, as such description was amended on November 22, 2013 and February 4, 2014, and has been updated in our Current Reports on Form 8-K (File No. 001-35257) filed on April 19, 2013, August 15, 2013, November 1, 2013, February 4, 2014 and August 6, 2014, respectively.

We also incorporate by reference all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of any offering. Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of each document.

We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference in those documents. You may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting AMID’s website at http://www.americanmidstream.com, or by writing or calling us at the following address:

American Midstream Partners, LP
1400 16th Street, Suite 310
Denver, Colorado 80202
Attention: Secretary
Telephone: (720) 457-6060

Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our reports, filings and other public announcements, including, without limitation, this prospectus and any prospectus supplement, may from time to time contain statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “plan,” “forecast” and other similar words.
All statements that are not statements of historical facts, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.

These forward-looking statements reflect our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside our control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. These risks and uncertainties, many of which are beyond our control, include, but are not limited to, the risks set forth under “Risk Factors” and described in the documents incorporated by reference into this prospectus and any prospectus supplement as well as the following risks and uncertainties:

•	our ability to access capital to fund growth including access to the debt and equity markets, which will depend on general market conditions and the credit ratings for our debt obligations;

•	the amount of collateral required to be posted from time to time in our transactions;

•	our success in risk management activities, including the use of derivative financial instruments to hedge commodity and interest rate risks;

•	the level of creditworthiness of counterparties to transactions;

•	changes in laws and regulations, particularly with regard to taxes, safety, regulation of over-the-counter derivatives market and entities, and protection of the environment;

•	the timing and extent of changes in natural gas, natural gas liquids and other commodity prices, interest rates and demand for our services, including storage services in our Terminals segment;

•	weather and other natural phenomena, including their potential impact on demand for the commodities we sell and the operation of company-owned and third party-owned infrastructure;

•	industry changes, including the impact of consolidations and changes in competition;

•	our ability to obtain necessary licenses, permits and other approvals;

•	the level and success of crude oil and natural gas drilling around our assets and our success in connecting natural gas supplies to our gathering and processing systems;

•	the demand for NGL products by the petrochemical, refining or other industries;

•	our ability to obtain insurance on commercially reasonable terms, if at all, as well as the adequacy of insurance to cover our losses;

•	our ability to grow through contributions from affiliates, acquisitions or internal growth projects and the successful integration and future performance of such assets;

•	our ability to hire as well as retain qualified personnel to execute our business strategy;

•	volatility in the price of our common units;

•	security threats such as military campaigns, terrorist attacks, and cybersecurity breaches, against, or otherwise impacting, our facilities and systems;

•
our ability to timely and successfully integrate our current and future acquisitions, including the realization of all anticipated benefits of any such transaction, which otherwise could negatively impact our future financial performance; and

•	general economic, market and business conditions.

Although we believe that the assumptions underlying our forward-looking statements are reasonable as of the time they are made, any of the assumptions could be inaccurate, and, therefore, we cannot assure you that the forward-looking statements included or incorporated by reference in this prospectus and any prospectus supplement will prove to be accurate. Some of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements are more fully described in “Risk Factors” and in the documents incorporated by reference into this prospectus and any prospectus supplement. The statements in this prospectus speak as of the date of this prospectus. Except as may be required by applicable law, we undertake no obligation to publicly update or advise of any change in any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT AMERICAN MIDSTREAM PARTNERS, LP

We are a growth-oriented Delaware limited partnership that was formed in August 2009 to own, operate, develop, and acquire a diversified portfolio of midstream energy assets. We are engaged in the business of gathering, treating, processing, fractionating and transporting natural gas through our ownership and operation of ten gathering systems, six processing facilities, two fractionation facilities, three interstate pipelines and five intrastate pipelines. We also own a 50% undivided, non-operating interest in a natural gas processing plant located in southern Louisiana, a condensate stabilization and treatment facility in East Texas, and a 67% non-operating interest in an offshore oil pipeline. We are also an owner, developer and operator of petroleum, agricultural, and chemical liquid terminal storage facilities through our ownership of four terminal sites. Our assets, which are strategically located in Alabama, Georgia, Louisiana, Maryland, Mississippi, North Dakota, Tennessee and Texas, provide critical infrastructure that links producers and suppliers of natural gas and oil to diverse natural gas, NGL and oil markets, including various interstate and intrastate pipelines, as well as utility, industrial and other commercial customers. We currently operate over 3,000 miles of pipelines that gather and transport over 1 Bcf/d of natural gas and operate approximately 1.7 million barrels of above-ground storage capacity across four marine terminal sites.

Our principal executive offices are located at 1400 16th Street, Suite 310, Denver, Colorado 80202, and our telephone number is (720) 457-6060. Our website is located at http://www.americanmidstream.com.

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the risk factors below, as well as the risk factors discussed in our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference herein and therein in evaluating an investment in our common units. The described risks could materially and adversely affect our business, financial condition or results of operation. If any of the described risks were to materialize, we may not be able to pay quarterly distributions to our unitholders, the trading price of our common units could decline and you could lose part or all of your investment in our company.

We have identified material weaknesses in our internal control over financial reporting, and our business and unit price may be adversely affected if we do not adequately address those weaknesses or if we have other material weaknesses or significant deficiencies in our internal control over financial reporting.

We identified material weaknesses in our internal control over financial reporting related to an entity acquired in 2013. We determined we did not design and maintain effective controls related to certain process-level activities of the newly acquired entity that contributed to material weaknesses related to: (i) the precision of the review of supporting documentation regarding the existence and occurrence of condensate revenues and (ii) the omission of a control to validate whether the measurement input agreed to supporting documentation regarding the completeness and accuracy of data used in calculation of lost and unaccounted for pipeline liquids. The existence of these or one or more other material weaknesses or significant deficiencies could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our units could decline significantly, we may be unable to obtain additional financing to operate and expand our business and our business and financial condition could be harmed.

USE OF PROCEEDS

The common units to be offered and sold pursuant to this prospectus will be offered and sold by the selling unitholders. We will not receive any proceeds from the sale of the common units by the selling unitholders.

OUR CASH DISTRIBUTION POLICY

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date. After payment of series A quarterly distributions (as defined below), any series A arrearage (as defined below) and, beginning with the coupon conversion quarter (as defined below), any interest thereon (“series A interest”), the common units and series B units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4125 per unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units or series B units from prior quarters, before any distributions of available cash from operating surplus may be made in respect of incentive distribution rights. All or any portion of each distribution payable in respect of the series B units (the “series B unit distribution”) may, at our election, be paid in series B units (each series B unit that may be issued by us in lieu of a cash distribution being referred to herein as a “series B PIK unit”) as further described in our partnership agreement.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

◦
 provide for the proper conduct of our business (including reserves for our future capital expenditures, anticipated future credit needs and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

◦	comply with applicable law, any of our debt instruments or other agreements; or

◦

◦
provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for common units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter and the next four quarters);

•
plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Minimum Quarterly Distribution

The minimum quarterly distribution, as defined in our partnership agreement, is $0.4125 per common unit per quarter, or $1.65 on an annualized basis. Our most recent quarterly distribution on November 14, 2014 in respect of the quarter ended September 30, 2014 was $0.4725 per common unit, or $1.89 per common unit on an annualized basis after payment of the series A quarterly distribution, any series A arrearage, and any series A interest, the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders is characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$11.5 million (as described below); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions (as defined below); plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•
cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•
cash distributions paid on equity issued to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

•	all of our operating expenditures (as defined below) since the closing of our initial public offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings; less

•	any cash loss realized on disposition of an investment capital expenditure.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $11.5 million of cash we receive from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements, (iv) the termination of commodity hedge contracts or interest rate hedge contracts prior to the termination date specified therein (provided that cash receipts from any such termination will be included in operating surplus in equal quarterly installments over the remaining scheduled life of the contract), (v) capital contributions received and (vi) corporate reorganizations or restructurings.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), estimated maintenance capital expenditures (as discussed in further detail below), director and officer compensation, repayment of working capital borrowings and non-pro rata repurchases of our units; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	actual maintenance capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses (including, but not limited to, taxes) relating to interim capital transactions;

•	distributions to our partners;

•	non-pro rata purchases of any class of our units made with the proceeds of an interim capital transaction; or

•	any other payments made in connection with our initial public offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities; and

•
sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, for the acquisition of existing, or the construction or development of new, capital assets or for any integrity management program) made to maintain our long-term operating income or operating capacity. We expect that a primary component of maintenance capital expenditures will include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus.

Our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be determined by the board of directors of our general partner at least once a year, subject to the concurrence of the Conflicts Committee. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the amount of our maintenance capital expenditures on a long-term basis. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•
it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the common units for the quarter and subsequent quarters;

•	it will increase our ability to distribute as operating surplus cash we receive from non-operating sources; and

•	it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, investment capital expenditures and actual maintenance capital expenditures do not.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance the construction, acquisition or development of an improvement to our capital assets and paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction, acquisition or development of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity.

Capital expenditures that are made in part for expansion capital purposes and in part for other purposes will be allocated between expansion capital expenditures and expenditures for other purposes by our general partner (with the concurrence of the Conflicts Committee).

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand, for more than the short term, our operating capacity or operating income.
Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•
operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•
any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.
Removal of General Partner
If the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.
Series A Preferred Units

Distributions
Series A preferred units will have the right to receive cumulative distributions, prior to any other distributions made in respect of any other partnership interests (the “series A quarterly distribution”) in the amounts described herein. For the quarter ending June 30, 2014, and for each quarter thereafter through and including the quarter ending immediately prior to the coupon conversion quarter (as defined below) (such series A quarterly distribution, the “pre-conversion distribution”), the series A quarterly distribution on each outstanding series A preferred unit shall be a number of series A PIK preferred units (as defined below) equal to the series A second PIK payment amount (as defined below). In our general partner’s discretion, the pre-conversion distribution may instead be paid as either (i) a number of units equal to the Series A PIK payment amount (as defined below) and $0.25 in cash or (ii) $0.50 in cash. With respect to the coupon conversion quarter and all quarters thereafter, the series A quarterly distributions shall be paid entirely in cash at the series A distribution rate (as defined below). If all or any portion of a series A quarterly distribution is to be paid in cash, then the aggregate amount of such cash to be so distributed in respect of the series A preferred units outstanding shall be paid out of available cash prior to making any distribution to our general partner, common unitholders, or series B unitholders. To the extent that any portion of a series A quarterly distribution to be paid in cash with respect to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series A unitholders pro rata and the balance of such series A quarterly distribution shall be unpaid and shall constitute an arrearage (“the series A arrearage”) and accrue interest.
We define coupon conversion quarter as the earlier of (1) the quarter beginning April 1, 2015 and (2) the date on which a series A unitholder delivers written notice to us stating that such series A unitholder elects to convert series A preferred units into common units.
We define series A PIK preferred units as additional series A preferred units issued in kind as a distribution to holders of series A preferred units.
We define the series A PIK payment amount as a number of series A PIK preferred units equal to (i) $0.25 divided by (ii) the series A issue price, as it may be adjusted from time to time pursuant to our partnership agreement. We define the series A second PIK payment amount as a number of series A PIK preferred units equal to (i) $0.50 divided by (ii) the series A issue price, as it may be adjusted from time to time pursuant to our partnership agreement.
We define series A distribution rate as an amount per quarter per series A preferred unit payable in arrears equal to the greater of (i) 0.023571428 multiplied by the series A issue price, as it may be adjusted from time to time pursuant to our partnership agreement, and (ii) the amount of distributions in cash for such quarter that would have been payable with respect to a series A preferred unit if such unit had converted at the beginning of the quarter in respect of which such distributions are being paid into the number of common units into which such series A preferred unit is convertible pursuant to section 5.12(b)(viii) of our partnership agreement.
Series B Units
In connection with the closing of the Sale and Purchase Agreement by and among Penn Virginia Oil & Gas, L.P., Ted Collins, Jr. and Plein Sud Holdings, LLC, as sellers, and American Midstream Lavaca, LLC, as buyer, dated as of December 13, 2013, we issued series B units in a private placement. Each series B unit will have the right to share in distributions from us on a pro rata basis with holders of our common units. A series B unit distribution may, at our election, be paid in series B PIK units as further described in our partnership agreement, as amended. To the extent any portion of the series B unit distribution is paid in series B PIK units for any quarter, the distribution to the holders of incentive distribution rights shall be reduced by that portion of the distribution that is attributable to the payment of series B PIK units, as further described in our partnership agreement, as amended. The series B units will convert into common units on a one-for-one basis on January 31, 2016.
Distributions of Available Cash from Operating Surplus Following Series A Quarterly Distributions
We will make distributions of available cash from operating surplus for any quarter, after making the series A quarterly distribution, and any series A arrearage and series A interest, in the following manner:

•
first, 98.695% to the common unitholders and series B unitholders, pro rata, and 1.305% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•
second, 98.695% to the common unitholders and series B unitholders, pro rata, and 1.305% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.
The preceding discussion is based on the assumptions that our general partner maintains its 1.305% general partner interest, that we do not issue additional classes of equity securities, that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units, and that we do not pay distributions in respect of the series B units in series B PIK units.
General Partner Interest and Incentive Distribution Rights
Our partnership agreement provides that, after making the series A quarterly distributions, and any series A arrearage and series A interest, our general partner initially is entitled, with respect to its general partner interest, to 1.305% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 1.305% general partner interest if we issue additional units. Our general partner’s 1.305% interest, and the percentage of our cash distributions to which it is entitled from such 1.305% interest, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 1.305% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.
Incentive distribution rights represent the right to receive 48.0% of quarterly distributions of available cash from operating surplus after the series A quarterly distribution, and any series A arrearage and series A interest, the minimum quarterly distribution and associated pro rata amounts to series B units, and any arrearages in payment of the minimum quarterly distribution and associated pro rata amounts to series B units have been distributed. To the extent any portion of a series B unit distribution is paid in series B PIK units for any quarter, the distribution to the holders of incentive distribution rights shall be reduced by that portion of the distribution that is attributable to the payment of series B PIK units, as further described in our partnership agreement. Our general partner holds 100% of our incentive distribution rights.
The following discussion assumes that our general partner maintains its 1.305% general partner interest and that there are no arrearages on common units.
If for any quarter:

•	we have distributed available cash from operating surplus on outstanding series A preferred units in an amount equal to the series A quarterly distribution;

•	we have distributed available cash from operating surplus on outstanding series A preferred units in an amount necessary to eliminate any series A arrearage and series A interest;

•
we have distributed available cash from operating surplus to the common unitholders and series B unitholders pro rata, until the common units have received an amount equal to the minimum quarterly distribution; and

•
we have distributed available cash from operating surplus on outstanding common units and series B units pro rata, until the common units have received an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	50.695% to the common unitholders and series B unitholders, pro rata, 1.305% to our general partner, and 48.0% to our general partner as the holder of our incentive distribution rights.
The preceding discussion is based on the assumption that our general partner maintains its 1.305% general partner interest, that we do not issue additional classes of equity securities, that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units, and that we do not pay distributions in respect of the series B units in series B PIK units.
Percentage Allocations of Available Cash from Operating Surplus
The following table illustrates the percentage allocations of available cash from operating surplus after payment of the series A quarterly distribution, and any series A arrearage and series A interest, between the unitholders, our general partner, and the holders of our incentive distribution rights based on the minimum quarterly distribution amount as of the date of this prospectus. The amounts set forth under “Marginal Percentage Interest in Distributions After Payment of the Series A Preferred Distribution” are the percentage interests of our general partner, incentive distribution right holders, series A preferred unitholders, common unitholders and series B unitholders in any available cash from operating surplus we distribute in respect of the corresponding amount in the column “Total Quarterly Distribution Per Unit Amount.” The percentage interests shown for our general partner, incentive distribution right holders, series A preferred unitholders, common unitholders and series B unitholders for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 1.305% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 1.305% general partner interest. This table further assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units, and (iii) distributions are made prior to the coupon conversion quarter.

		Marginal Percentage Interest in Distributions After Payment of the Series A Preferred Distribution
	Total Quarterly Distribution Per Unit Amount	Common and Series B Unitholders	Series A Preferred Unitholder(1)	General Partner	Incentive Distribution Right Holders
Minimum Quarterly Distribution	0.4125	98.695%	___	1.305%	___
Thereafter	Above $0.4125	50.695%	___	1.305%	48.000%
(1) Series A preferred units are, as of the date of this prospectus, held by HPIP. This table assumes payment of the pre-conversion distribution is not included in the calculation of the marginal percentage interest in distributions.
Right to Reset Incentive Distribution Levels
The holders of a majority in interest of the incentive distribution rights have the right under our partnership agreement, without approval of our unitholders, to reset at a higher level the minimum quarterly distribution at any time when the general partner concurs that the partnership has made a distribution on common units exceeding 150% of the minimum quarterly distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution does not exceed the adjusted operating surplus for such quarter. The reset minimum quarterly distribution amount will be higher than the minimum quarterly distribution amount prior to the reset such that holders of our incentive distribution rights will not receive any incentive distributions until cash distributions per unit following this event increase as described below. We anticipate that holders of our incentive distribution rights would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.
In connection with the resetting of the minimum quarterly distribution amount and the corresponding relinquishment by the holders of our incentive distribution rights based on the minimum quarterly distribution prior to the reset, the holders of our incentive distribution rights will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions received by holders of our incentive distribution rights for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.
The number of common units that holders of our incentive distribution rights would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by the holders of our incentive distribution rights in respect of their incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.
Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, to the holders of series A preferred units, the series A quarterly distribution, and any series A arrearage and series A interest;

•
second, 98.695% to the common unitholders and series B unitholders, pro rata, and 1.305% to our general partner, until we distribute for each outstanding common unit an amount equal to the reset minimum quarterly distribution for that quarter;

•
third, 98.695% to the common unitholders and series B unitholders, pro rata, and 1.305% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50.695% to the common unitholders and series B unitholders, pro rata, 1.305% to our general partner, and 48.0% to the holders of our incentive distribution rights.
The preceding discussion is based on the assumption that our general partner maintains its 1.305% general partner interest, that we do not issue additional classes of equity securities, that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units, and that we do not pay distributions in respect of the series B units in series B PIK units.
The following table illustrates the percentage allocation of available cash from operating surplus after payment of the series A quarterly distribution, and any series A arrearage and series A interest, between the unitholders, our general partner and holders of our incentive distribution rights based on the minimum quarterly distribution amount as of the date of this prospectus (i) pursuant to the cash distribution provisions of our partnership agreement currently in effect, as well as (ii) following a hypothetical reset of the minimum quarterly distribution based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.65. This table assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units, and (iii) any distributions are made prior to the coupon conversion quarter.

		Marginal Percentage Interest in Distributions After Payment of the Series A Preferred Distribution
	Total Quarterly Distribution Per Unit Amount	Common and Series B Unitholders	Series A Preferred Unitholder(1)	General Partner	Incentive Distribution Right Holders	Quarterly Distributions per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	0.4125	98.695%	—	1.305%	—	0.65
Thereafter	Above $0.4125	50.695%	—	1.305%	48.000%	Above $0.65

(1) Series A preferred units are, as of the date of this prospectus, held by HPIP. This table assumes payment of the pre-conversion distribution is not included in the calculation of the marginal percentage interest in distributions.
The following table illustrates the total amount of available cash from operating surplus after payment of the series A quarterly distribution, and any series A arrearage and series A interest, that would be distributed to the common and series B unitholders, our general partner, and holders of our incentive distribution rights, based on an average of the amounts distributed each quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 22,669,751 common units outstanding, 1,254,686 series B units outstanding, 5,745,200 series A preferred units outstanding, our general partner has maintained its 1.305% general partner interest, and the average distribution to each common unit would be $0.65 for the two quarters prior to the reset. It further assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units, and (iii) any distributions are made prior to the coupon conversion quarter.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common and Series B Unitholders Prior to Reset	Cash Distributions to Series A Preferred Unitholders Prior to Reset	Cash Distribution to General Partner in Respect of General Partner Interest Prior to Reset	Cash Distributions in Respect of Incentive Distribution Rights Prior to Reset	Total Distributions Prior to Reset
Minimum Quarterly Distribution	Up to $0.4125	$9,351,207	$—	$123,633	$—	$9,474,840
Thereafter	Above $0.4125	5,384,028	—	138,580	5,097,793	10,620,401
		$14,735,235	$—	$262,213	$5,097,793	$20,095,241

(1) Series A preferred units are, as of the date of this prospectus, held by HPIP. This table does not include payment of the pre-conversion distribution.
The following table illustrates the total amount of available cash from operating surplus after payment of the series A quarterly distribution, and any series A arrearage and series A interest, that would be distributed to the unitholders, our general partner, and holders of our incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that, as a result of the reset, there would be 30,512,509 common units outstanding, 1,254,686 series B units outstanding, 5,745,200 series A preferred units outstanding, our general partner’s 1.305%

interest has been maintained, and the average distribution to each common unit would be $0.65. The number of common units to be issued to holders of our incentive distribution rights upon the reset was calculated by dividing (i) the average of the amounts received by the holders of our incentive distribution rights in respect of their incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $5,097,793, by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $0.65. This table assumes that (i) there are no arrearages on common units and (ii) there has been no conversion of the series A preferred units.

	Quarterly Distribution Per Unit After Reset	Cash Distributions to Common and Series B Unitholders Other than Common Units issued to Holders of Incentive Distribution Rights After Reset(1)	Cash Distribution in Respect of General Partner Interest After Reset	Cash Distributions to Series A Preferred Unitholders After Reset(2)	Cash Distributions in Respect of Incentive Distribution Rights After Reset	Cash Distributions on Common Units Issued to Holders of Incentive Distribution Rights in Connection with Reset	Total Distributions After Reset
Minimum Quarterly Distribution	Up to $0.65	$14,735,235	$262,213	$—	$—	$5,097,793	$20,095,241
Thereafter	Above $0.65	—	—	—	—	—	—
		$14,735,235	$262,213	$—	$—	$5,097,793	$20,095,241

(1) Series A preferred units are, as of the date of this prospectus, held by HPIP. This table does not include payment of the pre-conversion distribution.
(2) Starting with the quarter beginning April 1, 2015, each series A preferred unit shares in distributions in an amount equal to the greater of (i) 0.023571428 multiplied by $17.50 (adjusted as provided in our partnership agreement), and (ii) the amount of distributions in cash for such quarter that would have been payable with respect to the series A preferred unit if such series A preferred unit had converted at the beginning of the quarter in respect of which such distributions are being paid into the number of common units into which such series A preferred unit is convertible. If the series A preferred unit has converted to common units during, after or prior to that quarter, the common units into which such series A preferred unit converted would increase the amount distributable on the common units.
Holders of a majority in interest of our incentive distribution rights will be entitled to cause the minimum quarterly distribution amount to be reset on more than one occasion, provided that they may not make a reset election except at a time when we have made cash distributions to the holders of the common units in amounts exceeding 150% of the minimum quarterly distributions for the immediately preceding four consecutive fiscal quarters and the amount of each such distribution does not exceed the adjusted operating surplus for such quarter.
Distributions from Capital Surplus
How Distributions from Capital Surplus Will Be Made
We will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, to the holders of series A preferred units, the series A quarterly distribution, and any series A arrearage and series A interest;

•
second, 98.695% to all unitholders, pro rata, and 1.305% to our general partner, until the minimum quarterly distribution has been reduced to zero, under a formula based on the ratio of the distribution to the fair market value of the common units immediately prior to the announcement of the distribution;

•
third, 98.695% to the common unitholders and series B unitholders, pro rata, and 1.305% to our general partner, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, as if they were from operating surplus.
The preceding discussion is based on the assumptions that our general partner maintains its 1.305% general partner interest, that we do not issue additional classes of equity securities, that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units, and that we do not pay distributions in respect of the series B units in series B PIK units.
Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions.
Adjustment to the Minimum Quarterly Distribution
In addition to adjusting the minimum quarterly distribution to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust the minimum quarterly distribution and the number of general partner units comprising the general partner interest.
For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution would be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.
In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution for each quarter may be reduced by multiplying the applicable minimum quarterly distribution by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.
Distributions of Cash Upon Liquidation
General
If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. Next, we will distribute proceeds to the holder of series A preferred units, prior and in preference to any distribution of assets to our general partner, common unitholders, and series B unitholders, the positive value in such series A unitholder’s capital account in respect of its series A preferred units. We will distribute any remaining proceeds to the common unitholders, series B unitholders, and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
Manner of Adjustments for Gain
The manner of the adjustment for gain is set forth in our partnership agreement. We will generally allocate any gain to our partners in the following manner:

•	first, to our general partner to the extent of the negative balance in its capital account, if any;

•
second, to the holders of series A preferred units, pro rata, until the capital account in respect of each outstanding series A preferred unit is equal to the series A liquidation value of such series A preferred unit, as defined in our partnership agreement;

•
third, 98.695% to the common unitholders and series B unitholders, pro rata, and 1.305% to our general partner, until the capital account for each common unit and series B unit is equal to the sum of: (1) the unrecovered initial unit price (i.e., the initial public offering price less any distributions of capital surplus per unit); (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs with respect to such common unit for such quarter and associated pro rata amounts to the series B units, reduced by any distribution of the minimum quarterly distribution with respect to such common unit or associated pro rata amounts with respect to the series B unit for such quarter; and (3) any unpaid arrearages in payment of the minimum quarterly distribution and associated pro rata amounts to the series B units;

•	thereafter, 50.695% to all unitholders (including holders of series A preferred units), pro rata, 1.305% to our general partner and 48% to the holders of our incentive distribution rights.
The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights, that we do not issue additional classes of equity securities, that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units, and that we do not pay distributions in respect of the series B units in series B PIK units.
Manner of Adjustments for Losses
We will generally allocate any loss to our general partner and unitholders in the following manner:

•
first, 98.695% to the holders of common units and series B units in proportion to the positive balances in their capital accounts and 1.305% to our general partner, until the capital accounts of the common unitholders have been reduced to zero;

•
second, 98.695% to all unitholders (including holders of series A preferred units), pro rata, and 1.305% to our general partner, provided that such loss shall not be allocated in this manner to the extent such allocation would cause any unitholder to have a deficit balance in its adjusted capital account;

•	third, to the holders of series A preferred units, pro rata, until the capital accounts of the series A preferred unitholders have been reduced to zero; and

•	thereafter, 100.0% to our general partner.
Adjustments to Capital Accounts
Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us.

DESCRIPTION OF THE COMMON UNITS
The Units
The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions with the holders of our Series A preferred units, Series B units and incentive distribution rights, and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units, Series A preferred units, Series B units and incentive distribution rights in and to partnership distributions, please read this section and the sections captioned “The Partnership Agreement” and “Our Cash Distribution Policy.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”
Transfer Agent and Registrar
Duties
Computershare Trust Company, N.A. serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, or to cover taxes and other governmental charges in connection therewith;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.
There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal
The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

•	represents that the transferee has the power, authority and capacity to enter into our partnership agreement; and

•	makes the consents, waivers and acknowledgments contained in our partnership agreement.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common units are securities and are transferable according to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.
Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT
The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is incorporated by reference into the registration statement of which this prospectus forms a part. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.
We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Our Cash Distribution Policy;”

•	with regard to the transfer of common units, please read “Description of the Common Units-Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”
Organization and Duration
We were organized in August 2009 and have a perpetual existence.
Purpose
Our purpose under our partnership agreement is limited to any business activities that are approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.
Although our general partner has the power to cause us, our operating company and its subsidiaries to engage in activities other than the business of gathering, compressing, treating and transporting natural gas, fractionating NGLs, gathering and transporting crude oil, and storing specialty chemical and petroleum products, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.
Cash Distributions
Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units, series A preferred units, series B units, incentive distribution rights and other partnership securities as well as to our general partner in respect of its general partner interest and incentive distribution rights. For a description of these cash distribution provisions, please read “Our Cash Distribution Policy.”
Capital Contributions
Unitholders are not obligated to make additional capital contributions, except as described below under “-Limited Liability.”
For a discussion of our general partner’s right to contribute capital to maintain its 1.305% general partner interest if we issue additional units, please read “-Issuance of Additional Securities.”
Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding common units and, to the extent there are any outstanding, the series A preferred units and series B units, voting together with the common units as a single class on an “as if” converted basis. Except as provided in our partnership agreement, the outstanding series A preferred units and series B units shall have voting rights identical to the voting rights of the common units and shall vote with the common units as a single class, so that each outstanding series A preferred unit or series B unit will be entitled to one vote for each common unit into which such series A preferred unit or series B unit is then convertible on each matter with respect to which each common unit is entitled to vote. In addition, (i) the affirmative vote of a majority of the outstanding series A preferred units, voting separately as a class on a basis of one vote per series A preferred unit, shall be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series A preferred units or amends or modifies any terms of the series A preferred units, subject to certain limitations and exceptions as set forth in the partnership agreement and (ii) the affirmative vote of a majority of the outstanding series B units, voting separately as a class on a basis of one vote per series B unit, shall be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series B units or amends or modifies any terms of the series B units, subject to certain limitations and exceptions as set forth in the partnership agreement.
In voting their common units, series A preferred units and series B units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “-Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “-Merger, Sale or Other Disposition of Assets.”
Dissolution of our partnership	Unit majority. Please read “-Termination and Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “-Termination and Dissolution.”
Withdrawal of our general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2021 in a manner that would cause a dissolution of our partnership. Please read “-Withdrawal or Removal of Our General Partner.”

Removal of our general partner
Not less than 662/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, and prior to August 9, 2018, so long as the holders of incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. Please read “-Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger, consolidation or conversion with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, series A preferred units, and series B units, excluding common units, series A preferred units, and series B units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2020. Please read “-Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “-Transfer of Preferred Units and Incentive Distribution Rights.”
Transfer of ownership interests in our general partner	No approval required at any time. Please read “-Transfer of Ownership Interests in Our General Partner.”

Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.
Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, upon the winding up of a limited partnership, assets are distributed first to creditors in respect of the liabilities of the limited partnership (other than liabilities for which reasonable provision has been made by the partnership and liabilities for distributions to partners and former partners), second (unless the partnership agreement provides otherwise) to partners and former partners in satisfaction of liabilities for distributions under the Delaware Act, and finally (unless the partnership agreement provides otherwise) to partners, first for the return of their contributions and second respecting their partnership interests, in the proportions in which the partners share distributions. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act including, but not limited to, a distribution paid in connection with a winding up of the Partnership in violation of the Delaware Act, shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.
Our subsidiaries conduct business primarily in five states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.
Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.
Issuance of Additional Securities
Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners; provided, however, that we may not issue additional series A preferred units or any securities that have substantially the same or superior rights and obligations as the series A preferred units without the affirmative vote of a majority of the series A preferred units, voting separately as a class on one vote per series A preferred unit basis.
It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units and series B units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then- existing holders of common units in our net assets.
In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional subordinated units or other partnership securities that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.
Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 1.305% general partner interest in us. Our general partner’s 1.305% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 1.305% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership securities.
Amendment of Our Partnership Agreement
General
Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, any amendment that (i) adversely affects any of the rights, preferences and privileges of the series A preferred units, or amends or modifies any of the terms of the series A preferred units, must be approved by the affirmative vote of a majority of the series A preferred units, voting separately as a class based on one vote per series A preferred unit or (ii) adversely affects any of the rights, preferences and privileges of the series B units, or amends or modifies any of the terms of the series B units, must be approved by the affirmative vote of a majority of the series B units, voting separately as a class based on one vote per series B unit.
Prohibited Amendments
No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). As of December 31, 2014, affiliates of our general partner owned approximately 25.7% of the outstanding common, series A preferred units and series B units, on an as converted to common units basis.
No Unitholder Approval
Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•
a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable period and related changes;

•
an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•
any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

•
mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described above.
In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•
are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the units are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
Opinion of Counsel and Limited Partner Approval
Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under “-No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.
Merger, Sale or Other Disposition of Assets
A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.
In addition, our partnership agreement generally prohibits our general partner, without the prior approvals of both (i) the holders of a unit majority and (ii) a majority of the series A preferred units, voting separately as a class on one vote per series A preferred unit basis from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries.
Our general partner may, however, convert or merge the partnership into a new limited liability entity without the prior approval of our unitholders if the sole purpose of such merger or conversion is to effect a change in legal form of the partnership, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as the partnership agreement. Additionally, our general partner may consummate any merger or consolidation without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20.0% of our outstanding partnership securities immediately prior to the transaction. Our general partner may also mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries’ assets without the approval of our unitholders. Our general partner may also sell all or substantially all of our and our subsidiaries’ assets under a foreclosure or other realization upon those encumbrances without the approval of our unitholders.

Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger, consolidation or conversion, a sale of substantially all of our assets or any other similar transaction or event.
Termination and Dissolution
We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•
the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following the approval and admission of a successor general partner;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.
Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•
neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds
Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions-Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.
Withdrawal or Removal of Our General Partner
Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units, series A preferred units, and series B units voting as a single class and excluding common units, series A preferred units, and series B units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days’ advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest and incentive distribution rights in us without the approval of the unitholders. Please read “-Transfer of General Partner Interest” and “-Transfer of Preferred Units and Incentive Distribution Rights.”
In addition, our general partner will be deemed to have withdrawn upon the occurrence of certain events specified in the partnership agreement, including:

•	the general partner transfers all of its general partnership interest to another party pursuant to the terms of the partnership agreement;

•
the general partner makes a general assignment for benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking for itself a liquidation, dissolution or similar relief under any law, or seeks, consents or acquiseces in the appointment of a trustee, receiver or liquidator of the general partner or any substantial part of its properties; or

•	the general partner is dissolved, terminated, wound-up or otherwise ceases its legal existence.
Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “-Termination and Dissolution.”
Our general partner may not be removed unless that removal is approved by either (a) the vote of the holders of not less than 662/3% of all outstanding units, voting together as a single class, including units held by our general partner and its affiliates, or (b) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of (x) the holders of a majority of the outstanding common units, series A preferred units and series B units voting as a single class and including units held by our general partner and its affiliates, and (y) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. The ownership of more than 332/3% of the outstanding common, series A preferred units and series B units and a majority of the incentive distribution rights by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. As of December 31, 2014, affiliates of our general partner owned approximately 25.7% of the aggregate outstanding common, series A preferred units and series B units, on an as converted to common units basis, and our general partner and its affiliates owns 100% of the outstanding incentive distribution rights.
Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•
our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for our benefit.
Transfer of General Partner Interest
Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual); or

•
another entity as part of the merger, consolidation or conversion of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity;

our general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2020 without the approval of the holders of at least a majority of the outstanding common units, series A preferred units and series B units voting as a single class and excluding common units, series A preferred units and series B units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.
Our general partner and its affiliates may, at any time, transfer common units, series B units or series A preferred units to one or more persons, without unitholder approval.
Transfer of Ownership Interests in Our General Partner
At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.
Transfer of Units and Incentive Distribution Rights
By transfer of units, incentive distribution rights or other limited partnership interests in accordance with our partnership agreement, each transferee of such a limited partnership interest will be admitted as a limited partner with respect to the limited partnership interest transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•
gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and the initial public offering.

We may, at our discretion, treat the nominee holder of units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred units or incentive distribution rights.
Until a unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Change of Management Provisions
Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units directly from our general partner or its affiliates or any transferee of that person or group that is approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.
Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•
our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

Limited Call Right
If at any time our general partner and its affiliates own more than 80.0% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days notice. The purchase price in the event of this purchase is the greater of:

•
the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date three days before the date the notice is mailed.
As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences-Disposition of Common Units.”
Limited Series A Preferred Unit Conversion Right, Redemption Right and Anti-Dilution Right
The series A preferred units are convertible in whole or in part into common units at the holder’s election at any time after January 1, 2014. As of the date of the partnership agreement, each series A preferred unit was convertible into one common unit. However, the conversion rate is subject to adjustment as described in the partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of our securities.
Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of common units are to receive securities, cash or other assets, we are obligated to make an irrevocable written offer, subject to consummation of such transaction, to each holder of series A preferred units to redeem all (but not less than all) of such holder’s series A preferred units for a price per series A preferred unit payable in cash equal to the greater of (i) the sum of $17.50 and all accrued and accumulated but unpaid distributions for each Series A Preferred Unit; and (ii) an amount equal to the product of (A) the number of common units into which each series A preferred unit is then convertible, and (B) the sum of the cash consideration per common unit to be paid to the holders of common units in connection with such transaction, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the common units in connection with such transaction. Upon receipt of such a redemption offer from us, each holder of series A preferred units may elect to receive such cash amount or a preferred security issued by the person surviving or resulting from such transaction and containing provisions substantially equivalent to the provisions set forth in the partnership agreement with respect to the series A preferred units without material abridgement.
In the event that we issue, sell or grant any common units or convertible securities at an indicative per common unit price that is less than $17.50 (subject to customary anti-dilution adjustments), then the conversion rate will be adjusted according to a formula to provide for an increase in the number of common units into which series A preferred units are convertible.
Series B Unit Conversion Right
The series B units, including any additional series B units issued in distributions, will convert into common units on January 31, 2016.
Meetings; Voting
Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.
Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “-Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or any person or group who acquires the units with the prior approval of the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.
Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.
Status as Limited Partner
By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under “-Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.
Non-Citizen Assignees; Non-Taxpaying Assignees; Redemption
To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under Federal Energy Regulatory Commission regulations, or in order to reverse an adverse determination that has occurred regarding such maximum applicable rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

•
permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

A non-taxpaying assignee will not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.
Indemnification
Under our partnership agreement, we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•
any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving at the request of the general partner or any departing general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

•	any person designated by our general partner.
However, we will not provide indemnification if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnittee acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. In addition, we will, to the fullest extent permitted by law, advance expenses (including legal fees and expenses) incurred by an indemnittee in defending any claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if is ultimately determined that the indemnitee was not entitled to indemnification pursuant to the partnership agreement.
Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.
Reimbursement of Expenses
Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.
Books and Reports
Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, we use the calendar year.
We will furnish or make available (by posting on our website or other reasonable means) to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants, including a balance sheet and statements of operations, and our equity and cash flows. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.
As soon as practicable, but in no event later than 90 days after the close of each quarter except the last quarter of each fiscal year, our general partner will mail or make available to each record holder of a unit a report containing our unaudited financial statements and such other information as may be required by applicable law, regulation or rule. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.
Right to Inspect Our Books and Records
Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

•	a current list of the name and last known business, residence or mailing address of each record holder;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.
Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.
Registration Rights
Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, series B units, series A preferred units, or other partnership securities proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years and for so long thereafter as is required for the holder to sell its partnership securities following any withdrawal or removal of American Midstream GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Holland & Hart LLP, tax counsel to our general partner and us, only insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to American Midstream Partners, LP and our operating subsidiaries.
The following discussion does not comment on all U.S. federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, non-U.S. persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, employee benefit plans, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, and does not comment on local or non-U.S., tax consequences. Accordingly, we encourage each prospective unitholder to consult its own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to him of the ownership or disposition of common units.
No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of tax counsel. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.
All statements as to matters of U.S. federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of tax counsel and are based on the accuracy of the representations made by us.
For the reasons described below, tax counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “-Tax Consequences of Unit Ownership-Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “-Disposition of Common Units-Allocations Between Transferors and Transferees”); (iii) whether assignees of common units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, will be treated as our partners for tax purposes (please read “-Limited Partner Status”); and (iv) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “-Tax Consequences of Unit Ownership-Section 754 Election” and “-Uniformity of Units”).
Partnership Status
A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss and deduction of the partnership in computing its federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in its partnership interest. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our gross income for our current taxable year will not be qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, tax counsel is of the opinion that at least 90% of such gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.
A publicly traded partnership may not rely upon the Qualifying Income Exception if it is registered under the Investment Company Act of 1940, as amended, or the 1940 Act. If we are required to register under the 1940 Act, we will be taxed as a corporation even if we meet the Qualifying Income Exception. Based on an opinion of counsel regarding the 1940 Act and the factual representations made by us and our general partner, tax counsel is of the opinion that we may rely on the Qualifying Income Exception.
No ruling has been or will be sought from the IRS regarding, and the IRS has made no determination as to, our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Code. Instead, we will rely on the opinion of tax counsel on such matters. It is the opinion of tax counsel that, based upon the Code, Treasury Regulations, published revenue rulings and court decisions and the representations described below that:

•	We are classified as a partnership for federal income tax purposes; and

•	Except as provided below, each of our operating subsidiaries is disregarded as an entity separate from us for federal income tax purposes.
In rendering its opinion, tax counsel has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which tax counsel has relied include:

•	Neither we nor our operating subsidiaries have elected or will elect to be treated as a corporation;

•
For each taxable year, more than 90% of our gross income has been and will be income of the type that tax counsel has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and

•
Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that tax counsel has opined or will opine result in qualifying income.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.
If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.
If we were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in its common units, or taxable capital gain, after the unitholder’s tax basis in its common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.
The discussion below is based on tax counsel’s opinion that we will be classified as a partnership for federal income tax purposes.
Tax Treatment of Income Earned Through C Corporation Subsidiaries
A material portion of our taxable income is earned through C corporation subsidiaries. Such C corporation subsidiaries are subject to federal income tax on their taxable income at the corporate tax rate, which is currently a maximum of 35%, and will likely pay state (and possibly local) income tax at varying rates, on their taxable income. Any such entity level taxes will reduce the cash available for distribution to our unitholders. Distributions from our C corporation subsidiaries will generally be taxed again to unitholders as dividend income to the extent of current and accumulated earnings and profits of such subsidiary (in the case of a distribution from American Midstream Finance Corporation) or of the consolidated group (in the case of a distribution from Blackwater Investments, Inc.). The maximum federal income tax rate applicable to such dividend income which is allocable to individuals currently is 20% and such dividend income is also considered investment income subject to the 3.8% Medicare tax under the circumstances described in “—Tax Consequences of Unit Ownership—Tax Rates.” An individual unitholder's share of dividend and interest income from our C corporation subsidiaries would constitute portfolio income that could not be offset by the unitholder's share of our other losses or deductions.
Limited Partner Status
Unitholders of American Midstream Partners, LP who have become limited partners of American Midstream Partners, LP will be treated as partners of the partnership for federal income tax purposes. A unitholder becomes a limited partner when the transfer or issuance of units to such person, or the admission of such person as a limited partner, is reflected in our books and records. Assignees who have executed and delivered transfer applications, and assignees who are awaiting admission as limited partners, will also be treated as partners of the partnership for federal income tax purposes. Where units are held in street name or by a nominee, the person in whose name the units are registered with us will be treated as the holder of such units. As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, tax counsel’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.
A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those units for federal income tax purposes. Please read “-Tax Consequences of Unit Ownership-Treatment of Short Sales.”
Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding common units in American Midstream Partners, LP.
The references to “unitholders” in the discussion that follows are to holders of our common units who are treated as partners in American Midstream Partners, LP for federal income tax purposes.
Tax Consequences of Unit Ownership
Flow-Through of Taxable Income
Subject to the discussion below under “-Tax Treatment of Income Earned Through C Corporation Subsidiaries” and “-Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if it has not received a cash distribution. Each unitholder will be required to include in income its allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Absent a termination of our partnership for federal tax purposes, our taxable year ends on December 31.
Treatment of Distributions
Distributions made by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds its tax basis in its common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “-Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “-Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease its share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of its tax basis in its common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, depletion recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed its proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.
Basis of Common Units
A unitholder’s initial tax basis for its common units will generally equal the amount the unitholder paid for the common units plus its share of our nonrecourse liabilities. That basis will be increased by its share of our income and by any increases in its share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in its share of our nonrecourse liabilities and by its share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner under Section 752 of the Code, but will have a share, generally based on its share of profits, of our nonrecourse liabilities. Please read “-Disposition of Common Units-Recognition of Gain or Loss.”
Limitations on Deductibility of Losses
The deduction by a unitholder of its share of our losses will be limited to the tax basis in its units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than its tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that its at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in its common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.
In general, a unitholder will be at risk to the extent of the tax basis of its units, excluding any portion of that basis attributable to its share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money it borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of our nonrecourse liabilities.
In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.
A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.
Limitations on Interest Deductions
The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to income that is treated as portfolio income under the passive loss rules; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.
The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of income that is treated as portfolio income under the passive loss rules will be treated as investment income.
Entity-Level Collections
If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder, general partner, or former unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we believe we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a particular unitholder in which event the unitholder would be required to file a claim with the appropriate authority in order to obtain a credit or refund.
Allocation of Income, Gain, Loss and Deduction
In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to our general partner to the extent of these distributions. Similarly, at any time that distributions are made in respect of series A preferred units, net profit will be allocated to holders of Series A Preferred Units to the extent of these distributions. Upon certain events (such as the conversion of a series A preferred unit or a series B unit into a common unit), our items of income, gain, loss and deduction will be allocated to (and, in some circumstances, reallocated among) holders of units in order to cause the capital accounts of all unitholders to be equal on a per unit basis. If we have a net loss, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, second, to the holders of Series A Preferred Units to the extent of their positive capital accounts, and third, to our general partner.
Specified items of our income, gain, loss and deduction will be allocated to account for (i) any difference between the tax basis and fair market value of our assets at the time of an offering and (ii) any difference between the tax basis and fair market value of any property contributed to us by the general partner and its affiliates that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from us in an offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to the general partner and all of our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.
An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of its interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	its relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.
Tax counsel is of the opinion that, with the exception of the issues described in “-Section 754 Election” and “-Disposition of Common Units-Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.
Treatment of Short Sales
A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, the unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, tax counsel has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “-Disposition of Common Units-Recognition of Gain or Loss.”
Alternative Minimum Tax
Each unitholder will be required to take into account its distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $185,400 of alternative minimum taxable income (or, in the case of a married individual taxpayer filing a separate return, the first $92,700 of alternative minimum taxable income) in excess of the exemption amount and 28% on any additional alternative minimum taxable income, which thresholds change annually. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.
Tax Rates
Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. However, these rates are subject to change by new legislation at any time.
A 3.8% Medicare tax is imposed upon certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.
Section 754 Election
We have made, and in case of any termination of our partnership for federal tax purpose, expect to make, the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “-Disposition of Common Units-Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect its purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the unitholder’s inside basis in our assets will be considered to have two components: (i) its share of our tax basis in our assets (“common basis”) and (ii) its Section 743(b) adjustment to that basis.
We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method.

Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “-Uniformity of Units.”
We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “-Uniformity of Units.” A unitholder’s tax basis for its common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in its common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “-Disposition of Common Units-Recognition of Gain or Loss.” Tax counsel has not rendered an opinion as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.
A Section 754 election is advantageous if the transferee’s tax basis in its units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.
The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than the purchaser would have been allocated had the election not been revoked.
Tax Treatment of Operations
Accounting Method and Taxable Year
We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that the unitholder will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “-Disposition of Common Units-Allocations Between Transferors and Transferees.”
Initial Tax Basis, Depreciation and Amortization
The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of new units will be borne by our unitholders holding interests in us prior to any such offering. Please read “-Tax Consequences of Unit Ownership-Allocation of Income, Gain, Loss and Deduction.”
To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “-Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.
The IRS may challenge the useful lives assigned to our assets or seek to characterize intangible assets as nonamortizable goodwill. If any such challenge or characterization is successful, the deductions allocated to a unitholder in respect of our assets could be reduced, and its share of taxable income received from us could be increased accordingly. Any such increase could be material.
If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “-Tax Consequences of Unit Ownership-Allocation of Income, Gain, Loss and Deduction” and “-Disposition of Common Units-Recognition of Gain or Loss.”
The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.
Valuation and Tax Basis of Our Properties
The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.
Disposition of Common Units
Recognition of Gain or Loss
Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by it plus its share of our nonrecourse liabilities attributable to the units sold. Because the amount realized includes all or a portion of a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.
A unitholder’s tax basis in the unitholder’s units is adjusted by distributions, as well as by virtue of allocations of income, gains, losses, deductions and liabilities. Please read “-Tax Consequences of Unit Ownership-Basis of Common Units.” Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit, in effect, will become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than its original cost. If any of our allocations are subsequently disputed by the IRS, unitholders who sold units prior to the resolution of such dispute may be required to increase or decrease the amount of gain or loss reported on such sale. Please read “-Disposition of Units-Allocations Between Transferors and Transferees” and “-Tax Consequences of Unit Ownership-Section 754 Election.”
Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation or depletion recapture or other “unrealized receivables” or to “inventory items” we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income each year, in the case of individuals, and may only be used to offset capital gains in the case of corporations.
The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, the unitholder may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.
Specific provisions of the Code can affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;
in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.
Allocations Between Transferors and Transferees
In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will generally be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.
Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, tax counsel has not rendered an opinion on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.
A unitholder who disposes of common units prior to the record date set for a cash distribution for any quarter will be allocated items of our income, gain, loss and deductions attributable to the month of sale but will not be entitled to receive that cash distribution.
Notification Requirements
A unitholder who sells any units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale), unless a broker or nominee will satisfy such requirement. A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a sale of units, in some cases, may lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.
Constructive Termination
We will be considered to have terminated our tax partnership for federal income tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in its taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.
Uniformity of Units
Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the common units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”
Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Tax counsel is unable to opine as to validity of such filing positions. A unitholder’s basis in common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in his common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “— Disposition of Units — Recognition of Gain or Loss” and “— Tax Consequences of Unit Ownership — Section 754 Election.” The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.
Tax-Exempt Organizations and Other Investors
Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income less certain allowable deductions allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.
A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such permitted sources. We anticipate that all of our net income will be treated as derived from such permitted sources.
Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate, from cash distributions made to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E, or applicable substitute form, in order to obtain credit for these withholding taxes. We will also withhold tax on U.S. source income recognized by foreign unitholders that is not effectively connected with our U.S. trade or business, unless foreign unitholders qualify for certain treaty benefits or an exception provided in the Code. Certain exceptions may require foreign unitholders to provide certain information to us and to the IRS. A change in applicable law may require us to change these procedures. In addition, because a non-U.S. corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.
A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a non-U.S. unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) the unitholder owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, we believe that more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, non-U.S. unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.
Administrative Matters
Information Returns and Audit Procedures
We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor tax counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.
The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its return.
Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.
Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.

The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names American Midstream GP, LLC as our Tax Matters Partner.
The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.
A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.
Additional Withholding Requirements
Under the Foreign Account Tax Compliance Act, the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid to (i) a foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is a beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements or otherwise qualifies for an exemption from this withholding. These rules generally will apply to payments of FDAP Income which are made after June 30, 2014, and to payments of relevant gross proceeds which are made after December 31, 2016. Thus, to the extent we have FDAP Income or gross proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above. Non-U.S. and U.S. unitholders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our units.
Nominee Reporting
Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

o	a person that is not a U.S. person;

o	a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

o	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•
specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.
Accuracy-Related Penalties
An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.
For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority;” or

•	as to which there is a reasonable basis and the pertinent facts of that position are adequately disclosed on the return.
If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must adequately disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.
A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.
In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not adequately disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions. We do not anticipate undertaking any transactions that lack economic substance.
Reportable Transactions
If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “-Information Returns and Audit Procedures.”
Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “-Accuracy-Related Penalties;”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.
We do not expect to engage in any “reportable transactions.”
Recent Legislative Developments
The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Please read “-Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.
State, Local and Non-U.S. Tax Considerations
In addition to federal income taxes, you likely will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business or own property in several states, most of which impose personal income taxes on individuals. Most of these states also impose an income or other entity-level tax on corporations and other entities. Moreover, we may also do business or own property in other states in the future that impose income or similar taxes on individuals, corporations and other entities. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us. A unitholder may be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we conduct business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “-Tax Consequences of Unit Ownership-Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.
It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Accordingly, each prospective unitholder is urged to consult its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns, that may be required of him. Tax counsel has not rendered an opinion on the state, local or non-U.S. tax consequences of an investment in us.

INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should consider:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

A plan fiduciary should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibits employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the Partnership also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these rules, an entity's assets would not be considered to be “plan assets” if, among other things:

•
the equity interests acquired by employee benefit plans are publicly offered securities-i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•
the entity is an “operating company,”-i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•
there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by the Partnership, its affiliates, and some other persons, is held by employee benefit plans subject to Part 4 of Title I of ERISA, IRAs and other plans subject to Section 4975 of the Code and any entity whose underlying assets include plan assets by reason of such plan's investment in such entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in the first bullet above.

Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

The common units are being registered to permit public secondary trading of these securities by the selling unitholders from time to time after the date of this prospectus.  We have agreed, among other things, to bear all expenses (other than underwriting fees, discounts and selling commissions) in connection with the registration and sale of the common units covered by this prospectus.  We will not receive any of the proceeds from the offering of the common units by the selling unitholders.

We have been advised by the selling unitholders that the selling unitholders may sell all or a portion of the common units beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed, including the New York Stock Exchange, on terms to be determined at the times of such sales.  The selling unitholders may also sell the common units in the over-the-counter market or make private sales directly or through a broker or brokers, may make distributions of the common units to the equity securityholders of the selling unitholders or may make distributions of the common units to persons or entities with respect to whom the selling unitholders have undertaken indemnity obligations to us or our affiliates in full or partial satisfaction of the obligations for which we have been indemnified by the common unitholders.  Alternatively, the selling unitholders may from time to time offer the common units beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling unitholders and the purchasers of the common units for whom they may act as agent.  The aggregate proceeds to the selling unitholders from the sale of the common units will be the purchase price of such common units less discounts and commissions, if any.

The common units may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.  These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.  These transactions may include block transactions or crosses.  Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.  In connection with sales of the common units or otherwise, the selling unitholders may enter into hedging transactions with broker-dealers or others, which may in turn engage in short sales of the common units in the course of hedging the positions they assume.  The selling unitholders may also sell the common units short and deliver the common units to close out short positions, or loan or pledge the common units to broker-dealers or others that in turn may sell such securities.  The selling unitholders may pledge or grant a security interest in some or all of the common units owned by them and if a selling unitholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such selling unitholder’s pledged common units from time to time pursuant to this prospectus.  The selling unitholders also may transfer and donate the common units in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling unitholders for purposes of the prospectus.  The selling unitholders may sell short the common units and may deliver this prospectus in connection with such short sales and use the common units covered by the prospectus to cover such short sales.  In addition, any common units covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or such other available exemption.

At the time a particular offering of the common units covered by this prospectus is made, a prospectus supplement will be distributed, if required, which will set forth the aggregate number of the common units being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, if any, and any discounts, commissions or concessions allowed or reallowed to be paid to brokers or dealers.

Any underwriters, dealers, brokers or agents who participate in the distribution of the common units may be deemed to be “underwriters” within the meaning of the Securities Act and any profits on the sale of the common units by them and any discounts, commissions or concessions received by any such underwriters, dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling unitholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the common units by the selling unitholders and any other such person.  The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling unitholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in a distribution of the common units to engage in market-making activities with respect to the particular common units being distributed for a period of up to five business days prior to the commencement of such distribution.  All of the foregoing may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any common units under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale. Because the Financial Industry Regulatory Authority (“FINRA”) views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in the accompanying prospectus supplement.

In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 6,892,931 common units that may be offered and sold from time to time by the selling unitholders identified below under this prospectus, subject to any appropriate adjustment as a result of any unit subdivision, split, combination or other reclassification of our common units. The selling unitholders identified below may currently hold or acquire at any time common units in addition to those registered hereby. The selling unitholders acquired the common units pursuant to a purchase and sale agreement. On October 13, 2014, we entered into an agreement containing registration rights with the selling unitholders pursuant to which we were obligated to prepare and file a registration statement to permit the resale of certain common units held by the selling unitholders from time to time as permitted by Rule 415 promulgated under the Securities Act. We are registering the common units described in this prospectus pursuant to this agreement. In addition, the selling unitholders identified below may sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Accordingly, we cannot give an estimate as to the amount of common units that will be held by the selling unitholders upon completion or termination of this offering.

Information concerning the selling unitholders may change from time to time, including by addition of additional selling unitholders, and, if necessary, we will amend or supplement this prospectus accordingly.

Certain of the members of Costar Midstream Energy, LLC, including Kevin Sullivan and Bob Bourne, our Executive Vice President and Senior Vice President, respectively, are employees of American Midstream GP, LLC, our general partner. Except for these members of Costar Midstream Energy, LLC, to our knowledge, none of the selling unitholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than its ownership of common units.

We have prepared the table, the paragraph immediately following this paragraph, and the related notes based on information supplied to us by the selling unitholders on or prior to January 8, 2015. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the common units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

Certain selling unitholders are affiliates of broker-dealers (but are not themselves broker-dealers). Each of these broker-dealer affiliates purchased the securities identified in the table as beneficially owned by it in the ordinary course of business and, at the time of that purchase, had no agreements or understandings, directly or indirectly, with any person to distribute those securities. These broker-dealer affiliates did not receive the securities to be sold in the offering as underwriting compensation.

	Common Units Beneficially Owned Prior to Offering		Common Units that May be Offered Hereby	Common Units Beneficially Owned After this Offering
Selling Unitholder	Number of Units	Percent		Number of Units (1)(2)	Percent
Energy Spectrum Securities Corp (3)	6,231,188	27.49%	6,231,188	0	*
Costar Midstream Energy, LLC (4)	661,734	2.92%	661,743	0	*

*	Less than 1%.
(1)	Assumes the sale of all common units held by such selling unitholder offered by this prospectus.
(2)	Based on 22,669,751 common units outstanding as of January 8, 2015.
(3)
Energy Spectrum Securities Corporation (“ESSC”) owns 100% of the issued and outstanding membership interest of Energy Spectrum VI, LLC, a Texas limited liability company (“ESLLC”), which serves as the general partner of Energy Spectrum Capital VI LP, a Delaware limited partnership (“ESCLP”), which serves as the general partner of Energy Spectrum Partners VI LP, a Delaware limited partnership (“ESP” and together with ESSC, ESLLC, and ESCLP, the “Energy Spectrum Entities”).

(4)	James P. Benson is the sole manager of Costar Midstream Energy, LLC. James P. Benson shares dispositive power over the Common Units held by Costar Midstream Energy, LLC with ESCLP.

LEGAL MATTERS

Holland & Hart LLP, Denver, Colorado, will pass upon the validity of the common units offered under this registration statement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2013 have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to how the control of the general partner changed and the Partnership entered into a contribution agreement, amended and restated its agreement of limited partnership and amended its credit facility as described in Note 1 and Note 23 to the consolidated financial statements, as well as an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of the High Point System and the Blackwater Terminals, both 100% owned subsidiaries, from management's assessment and our audit of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Costar Midstream, LLC and subsidiaries as of and for the three years ended December 31, 2013, included in the Current Report on Form 8-K/A filed with the SEC on December 23, 2014 and incorporated by reference in this Prospectus, have been audited by Hein & Associates LLP, independent auditors, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses payable by us in connection with the offering of the securities being registered, other than discounts and commissions. With the exception of the SEC registration fee, all the amounts shown are estimates.

Securities and Exchange Commission registration fee	$14,818
FINRA filing fee	__
Printing expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*
Total	$ *

*    These fees are calculated based on the number of issuances and amount of securities to be offered, and accordingly cannot be estimated at this time.
Item 15. Indemnification of Directors and Officers.
American Midstream Partners, LP
Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “The Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.
The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of American Midstream Partners, LP and our general partner, their officers and directors, and any person who controls our general partner, including indemnification for liabilities under the Securities Act.
American Midstream GP, LLC
Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

•
any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

•	any person designated by our general partner.
Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.
Any underwriting or distribution agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including indemnification against liability under the Securities Act.

Item 16.     Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

4.1	Certificate of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP Form S-1 filed March 31, 2011 (File No. 333-173191))

4.2
Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP Form 8-K filed August 15, 2013 (File No 001-35257))

4.3
First Amendment to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP, Form 8-K filed November 1, 2013 (File No. 001-35257))

4.4
Amendment No. 2 to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP, Form 8-K filed February 4, 2014 (File No. 001-35257))

4.5
Amendment No. 3 to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP, Form 8-K filed August 6, 2014 (File No. 001-35257))

4.6	Certificate of Formation of American Midstream GP, LLC (incorporated by reference to Exhibit 3.4 to American Midstream Partners, LP Form S-1 filed March 31, 2011 (File No. 333-173191))

4.7
Second Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC (incorporated by reference to Exhibit 3.2 to American Midstream Partners, LP Form 8-K filed April 19, 2013 (File No. 000-35257))

4.8
Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP Form 8-K filed February 10, 2014 (File No.001-35257))

5.1+	Opinion of Holland & Hart LLP as to the legality of the securities being registered

8.1+	Opinion of Holland & Hart LLP relating to tax matters

23.1+	Consent of PricewaterhouseCoopers LLP

23.2+	Consent of Hein & Associates LLP

23.3+	Consent of Holland & Hart LLP (contained in Exhibit 5.1)

23.4+	Consent of Holland & Hart LLP (contained in Exhibit 8.1)

24.1+	Powers of Attorney (included on the signature pages)

+	Filed herewith.
*	To be filed as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement.

Item 17. UNDERTAKINGS.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(d) The undersigned registrant hereby undertakes:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 9, 2015.

AMERICAN MIDSTREAM PARTNERS, LP
By:		AMERICAN MIDSTREAM GP, LLC its general partner
	By:	/s/ Stephen W. Bergstrom
		Name:	Stephen W. Bergstrom
		Title:	President, Chief Executive Officer, Executive Chairman and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William B. Mathews and Daniel C. Campbell, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen W. Bergstrom	President, Chief Executive Officer, Executive Chairman and Director (principal executive officer)	January 9, 2015
/s/ Daniel C. Campbell	Senior Vice President and Chief Financial Officer (principal financial officer)	January 9, 2015
/s/ Tom L. Brock	Vice President, Chief Accounting Officer and Corporate Controller (principal accounting officer)	January 9, 2015
/s/ John F. Erhard	Director	January 9, 2015
/s/ Donald R. Kendall, Jr.	Director	January 9, 2015
/s/ Daniel R. Revers	Director	January 9, 2015
/s/ Rose M. Robeson	Director	January 9, 2015
/s/ Joseph W. Sutton	Director	January 9, 2015
/s/ Lucius H. Taylor	Director	January 9, 2015
/s/ Gerald A. Tywoniuk	Director	January 9, 2015

EXHIBIT LIST

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

4.1	Certificate of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP Form S-1 filed March 31, 2011 (File No. 333-173191))

4.2
Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP Form 8-K filed August 15, 2013 (File No 001-35257))

4.3
First Amendment to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP, Form 8-K filed November 1, 2013 (File No. 001-35257))

4.4
Amendment No. 2 to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP, Form 8-K filed February 4, 2014 (File No. 001-35257))

4.5
Amendment No. 3 to Fourth Amended and Restated Agreement of Limited Partnership of American Midstream Partners, LP (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP, Form 8-K filed August 6, 2014 (File No. 001-35257))

4.6	Certificate of Formation of American Midstream GP, LLC (incorporated by reference to Exhibit 3.4 to American Midstream Partners, LP Form S-1 filed March 31, 2011 (File No. 333-173191))

4.7
Second Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC (incorporated by reference to Exhibit 3.2 to American Midstream Partners, LP Form 8-K filed April 19, 2013 (File No. 000-35257))

4.8
Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of American Midstream GP, LLC (incorporated by reference to Exhibit 3.1 to American Midstream Partners, LP Form 8-K filed February 10, 2014 (File No.001-35257))

5.1+	Opinion of Holland & Hart LLP as to the legality of the securities being registered

8.1+	Opinion of Holland & Hart LLP relating to tax matters

23.1+	Consent of PricewaterhouseCoopers LLP

23.2+	Consent of Hein & Associates LLP

23.3+	Consent of Holland & Hart LLP (contained in Exhibit 5.1)

23.4+	Consent of Holland & Hart LLP (contained in Exhibit 8.1)

24.1+	Powers of Attorney (included on the signature pages)

+	Filed herewith.
*	To be filed as an exhibit to a Current Report on Form 8-K or in a post-effective amendment to this registration statement.